Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and between Nicholas Hughes-Jones and Inbocalupo Pty Ltd ATF Inbocalupo Trust (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock of SharonAI Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: April 7, 2026	By:	/s/ Nicholas Hughes-Jones
	Name:	Nicholas Hughes-Jones

Inbocalupo Pty Ltd ATF Inbocalupo Trust

	By:	Inbocalupo Pty Ltd.
	Its:	Trustee

	By:	/s/ Nicholas Hughes-Jones
	Name:	Nicholas Hughes-Jones
	Its:	Sole Director

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